UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NextEra Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 21, 2016

The 2016 Annual Meeting of NextEra Energy Shareholders will be held on May 19 — about a month from now. As you may have seen in the proxy statement released earlier this month, the business of the Annual Meeting of Shareholders includes three non-routine shareholder proposals. The board of directors of NextEra Energy has recommended that shareholders vote “AGAINST” all three shareholder proposals, and the reasons for the board’s recommendations are described in the proxy statement.

Of particular concern to me is the shareholder proposal that asks the board to adopt a proxy access bylaw (Proposal 6). In brief, the proposed proxy access bylaw would give an owner (or owners) of 3 percent of NextEra Energy’s outstanding shares the right to nominate 25 percent of the board members for election as directors. This is a bad idea. Such a bylaw puts disproportional influence in the hands of a very modest amount of outstanding shares. It circumvents the board’s judgment about who is best to serve as members of the board and represent the interests of all shareholders. This exposes NextEra Energy to governance by directors who may not share our long-term vision for our company.

I ask each of you who are shareholders to vote your NextEra Energy shares in support of the board and management. Every vote is important, and if you have questions about how to cast your vote, you can find that information here or by reaching out to Aimee Williams in Investor Relations.

Sincerely,

Jim Robo
Chairman and CEO
NextEra Energy, Inc.

NextEra Energy Annual Meeting

Proxy voting instructions

On April 8, 2016, employees who are shareholders of NextEra Energy, Inc. and its subsidiaries received an email from id@ProxyVote.com with a customized link to access proxy voting instructions and view shareholder material.

Follow these simple steps to submit your annual meeting votes by proxy.

1.      Click on the customized link in the email.

2.      Enter your pin (the last 4 digits of your social security number) and click submit.

3.      Make your selections for each proposal by clicking one of the blue buttons by each ballot option. The option you choose will turn green.

•    The board of directors’ voting recommendations are listed here.

4.      Click the submit button at the bottom of the page.

5.      View confirmation page. This page gives the option to review and/or change your votes.